                                                                   Exhibit 10.20

                     THIRD AMENDMENT TO MANAGEMENT AGREEMENT

     THIS AMENDMENT TO MANAGEMENT AGREEMENT (this "Agreement") is made and entered into as of July 30, 1999 (the "Effective Date") between Coventry Industries Corp., a Florida corporation, whose principal place of business is 1900 Corporate Blvd, Suite 400 East, Boca Raton, Florida 33431 (the "Company"), and Robert Hausman, an individual whose address is 3785 NW 65th Lane, Boca Raton, Florida 33496 (the "Manager").

RECITALS

     WHEREAS, the Company and Hausman are parties to that certain Management Agreement dated as of July 1, 1997 and amended as of November 1, 1997 and December 1, 1998, copies of which are attached hereto as Exhibit A and incorporated herein by such reference (the "Management Agreement").

     WHEREAS, the parties wish to amend certain specific terms of the Management Agreement as herein after set forth.

     NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Manager do hereby agree as follows:

     1. The Executive shall serve as the President of the Company and shall be responsible for all tasks and activities that are customarily the responsibility of such officer and all tasks and activities reasonably determined by the Board of Directors of the Company. The Executive shall continue to serve on the Board of Directors of the Company or any committee thereof without additional compensation.

     2. Paragraph 3. of the agreement as written in the second amendment shall be deleted and substituted as follows:

     3. Compensation and Benefits. (a) As his sole compensation payable by the Company under this Agreement, the Manager shall be entitled to receive the following:

          (1) an annual management fee of one hundred thirty one thousand ($131,000) dollars, payable in twelve equal monthly installments, with an annual incremental increases of the greater of (i) the percentage increase in the Consumer Price Index, all items, as published by the United States Department of Labor, since the date of this Agreement (in the case of the first annual increase) or since the most recent anniversary of the date of this Agreement (in the case of all subsequent annual increases), or (ii) six percent (6%) of the previous year's base management fee. This increase will be effective on January 1st of each year of the management agreement.

          (2) a car allowance of $1,500 per month to cover the cost of Manager's automobile and operating expenses;

          (3) to participate in any hospitalization or disability insurance plans, health programs, pension plans, bonus plans or similar benefits that may be available to other executives of the Company (including coverage under any officers and directors liability insurance policy);

          (4) such other compensation, including, without limitation, bonus compensation, as may be determined by a majority of the Company's Board of Directors, in their sole discretion.

          (5) as consideration for the elimination of the 3% Net Pre-Tax Income cash bonus and the stock options granted in the prior agreements, manager hereby is granted 50,000 shares of the Company's common stock as compensation for such consideration.

          (b) The Manager shall be reimbursed for all reasonable expenses incurred in the rendering of the services hereunder.

          3. Paragraph 5 of the agreement as written in the second amendment shall be deleted and substituted as follows:

     5. Repayment of Loans, Accrued Dividends and Accrued Salary. As of the date of this Agreement, Manager is owed approximately $400,000 consisting of accrued salary, accrued dividends, accrued interest and loans to the Company. In order to repay such amount as promptly as practicable, the Company will issue a note (the "Note") to Manager. The Note will have the following terms:

          (1) bear interest at 8% per annum,

          (2) provide for a minimum of 24 equal monthly installments of principal and interest that are payable in cash commencing August 1st, 1999. The Company, at it's option, may extend repayment of this notes up to an additional 24 months if the cash flow requirements necessitate such extension. The notes may be prepaid at any time without penalty.

          (3) provide for acceleration upon the termination of this Agreement without cause.

          (4) Provide that if the manager is disabled, dies, is terminated with cause, or the management agreement is not renewed, that the remaining balance due on the note will be paid to the manager or manager's successors or heirs in accordance with the terms outlined in (2) above.

          4. Paragraph 6 of the agreement as written in the second amendment shall be deleted and substituted as follows:

          6. Redemption of Preferred Stock. (a) Manager and Manager's wife own 14,375 shares of the Company's Series E Preferred Stock (the "Preferred Stock"). Manager and the Company have agreed that the Preferred Stock will be exchanged for 143,750 shares of Common Stock, of which 75,000 shares has been exchanged in conjunction with the closing of the BSD transaction and the remaining 68,750 shall be exchanged prior to the closing of the People First transaction. Effective on such exchange, the Management Fee payable pursuant to Section 3(1) above will be increased by $77,000, which amount is equal to the dividends on the Preferred Stock. The Company and Manager agree to facilitate the sale of these shares of Common Stock and Manager will use the proceeds of such sales to repay principal and interest on the Manager's loan from Chase Manhattan Bank in the approximate principal amount of $1,115,000 (the "Loan"). The Company agrees that any shortfall from the sale of stock will be compensated with additional shares or cash in order to pay off in full the loan from Chase. The management fee shall be reduced pro rata as Manager receives funds from the Company with respect to the sale of Common Stock and the interest payments decrease.

          5. Manager and the Company agree not to invoke the "change in control" provisions of Section 4 as a result of the transactions set forth in the Exchange Agreement dated as of September 30, 1998.

          6. Paragraphs 5 through 17 shall be renumbered to be 7 through 19. The remaining terms and conditions of the Management Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written in Boca Raton, Florida.

                                            COVENTRY INDUSTRIES CORP.


                                            By: _____________________________
                                            Name:
                                            Title:

                                            MANAGER


                                            ----------------------------
                                            Robert L. Hausman